Exhibit 99.1

TRONOX ANNOUNCES CLOSING OF $1.5 BILLION TERM LOAN

STAMFORD, Conn., March 20, 2013 – Tronox Limited (NYSE: TROX) today announced that it has closed on a new $1.5 billion senior secured term loan. The loan was increased from the previously announced $1.3 billion commitment. Goldman Sachs Bank USA, UBS Securities LLC, Credit Suisse Securities (USA) LLC, and RBC Capital Markets were the Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents of the facility. The loan matures in March of 2020.

The new loan serves to amend and restate, and increase the size of Tronox’s term loan. The funds will be used for general corporate purposes and potential strategic alternatives. At present, after the prepayment of the outstanding loan, Tronox has approximately $1.5 billion in cash on its balance sheet.

About Tronox

Tronox is a global leader in the production and marketing of titanium bearing mineral sands and titanium dioxide pigment. Through the integration of its mineral sands and pigment business, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Explore how Tronox’s fully integrated strategy is reshaping the industry. Learn more about Tronox’s bold vision.

Media Contact:

Bud Grebey

+1.203.705.3721

bud.grebey@tronox.com

Investor Contact:

Brennen Arndt

+1.203.705.3722